Consulting Agreement

This Consulting Agreement (“Agreement”), dated as of January 6, 2010, is entered into by and between NorthWestern Corporation d/b/a NorthWestern Energy (“NorthWestern” or “Company”), a Delaware corporation with its principal place of business located at 3010 West 69th Street, Sioux Falls, South Dakota, 57108, and Miggie E. Cramblit (“Cramblit” or “Consultant”), a South Dakota resident. NorthWestern and Cramblit are collectively referred to herein as the “Parties.”

WHEREAS, the Company and Cramblit amicably agree to end Cramblit’s employment; and

WHEREAS, the Company and Cramblit have entered into a Waiver and Release to settle all issues between the Company in connection with Cramblit’s severance of her employment relationship with the Company; and

WHEREAS, NorthWestern is agreeable to entering into an agreement with Cramblit for agreed upon consulting services to NorthWestern for the period January 6, 2010, through April 6, 2010, unless terminated by NorthWestern or by Cramblit or on the date Cramblit has commenced other employment unless extended by mutual agreement; and

WHEREAS, Cramblit desires to provide certain consulting services;

NOW, THEREFORE, in consideration of the mutual promises made herein, and for other good and valuable consideration, the Parties hereby agree as follows:

1. Engagement.

a.
NorthWestern agrees to engage Cramblit, and Cramblit agrees to provide certain agreed upon consulting services on behalf of NorthWestern as more fully described in Exhibit A attached hereto and incorporated herein by reference (“Consulting Services”). It is the intent of the Parties and it is understood and agreed that in the performance of such Consulting Services under the terms of this Agreement and any amendments thereto, Cramblit shall perform such Consulting Services as an independent contractor with respect to NorthWestern and not as an employee of NorthWestern, it being specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship as set forth in this Agreement.

b.
The Parties agree that NorthWestern has determined the Consulting Services to be performed by Cramblit under this Agreement are subject to the conditions set forth within this Agreement. Cramblit understands and agrees that in performing such Consulting Services she may not transfer, assign, or subcontract her obligations under this Agreement without the express written consent of NorthWestern.

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c.
For the purposes of this Agreement, it is understood and agreed by the Parties that Cramblit shall perform the Consulting Services from her home address in Sioux Falls or such other location as Cramblit determines or the Company requires. Cramblit may be required to travel in performance of the Consulting Services but only upon request of NorthWestern, with reasonable notice.  If Cramblit is required to travel outside Sioux Falls, South Dakota, in the performance of this Agreement, NorthWestern will reimburse Cramblit for her reasonable travel expenses upon receipt of documentation from Cramblit, as provided in Paragraph 8 of this Agreement.

d.	NorthWestern is not responsible for payroll withholdings and shall not withhold FICA or taxes of any kind from any payments that it owes Cramblit.

e.
Cramblit agrees that neither Cramblit nor her employees or employees of a business entity for which Cramblit serves as an employee, partner, or other type of owner, if any, shall be entitled to receive any benefits that employees of NorthWestern are entitled to receive. Further, Cramblit agrees that she is not eligible to receive and is not covered by NorthWestern workers’ compensation, unemployment compensation, health insurance, life insurance, paid time off, paid holidays, incentive compensation, pension, profit sharing, or any other similar employee benefit.

f.
Cramblit shall be solely responsible for paying her employees, if any, and shall be solely responsible for paying any and all taxes, FICA, workers’ compensation, unemployment compensation, health insurance, life insurance, paid time off, paid holidays, pension, profit sharing, or other similar benefits for Cramblit and her employees, servants, and agents, if any. Cramblit shall also be responsible for likewise paying any employees of a business entity for whom Cramblit serves as an employee, partner, or other type of owner as well as any third-party entities or individuals with whom she may contract. Cramblit will indemnify and hold harmless NorthWestern from any and all loss or liability, including attorney fees, arising from her failure to make any of these payments or withholdings or to provide these benefits, if any.

g.
If the Internal Revenue Service or any other governmental agency should question or challenge Cramblit’s independent consulting status, Cramblit and NorthWestern shall have the right to participate in any discussion or negotiation occurring with any agency or agencies, regardless of with whom or by whom these discussions or negotiations are initiated.

2. Work. Cramblit shall perform the work as more particularly described in Exhibit A.

a.
Cramblit agrees to comply with all applicable laws, codes, and regulations and other instructions, standards of conduct, policies, and procedures established and/or promulgated by NorthWestern, orally or in written or electronic form, which may be amended from time to time.

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b.	Cramblit shall only report to Northwestern’s Chief Executive Officer or the designee of the Chief Executive Officer.

c.
Cramblit shall have access to only the following NorthWestern property: Company email system, computer equipment, BlackBerry or other PDA, mobile phone, corporate jet, and other resources mutually agreed upon for business purposes.  Cramblit may access the PLI training during the effective term of this Consulting Agreement.

3. Compensation. Cramblit shall be paid $23,750 (Twenty Three Thousand Seven Hundred Fifty Dollars) within the first five working days after acceptance of this Agreement by both parties and thereafter the same amount to be paid within the first 5 (five) days after February 6, 2010 and the first 5 (five) days after March 6, 2010.  These monthly payments will be made only so long as Cramblit has not commenced employment from another party. Once Cramblit has commenced employment from another party, this Agreement shall terminate, any payments hereunder shall cease, and Cramblit will have no right to further payment hereunder. A Form 1099 shall be issued in the following year for all payments made. No deductions will be made from these payments, and Cramblit agrees that she will be responsible for any and all tax obligations resulting from her compensation under this Agreement.  All payments to Cramblit shall be made by direct deposit, and Cramblit shall cooperate with NorthWestern in providing any information or documents necessary to secure such direct deposit.

4. Intellectual Property. Cramblit shall make no use of NorthWestern’s trademarks, trade names, service marks, copyrights, or other intellectual property of NorthWestern’s and will not engage in any program or activity that makes use of or contains any reference to NorthWestern or its trademarks, trade names, service marks, or copyrights except with written consent of NorthWestern, expressed in a duly executed license agreement or otherwise. By executing this Agreement, NorthWestern hereby grants Cramblit its written consent to refer to NorthWestern in discussions and through forms, correspondence, or other documentation provided and/or approved by NorthWestern.  Consistent with the provisions of this Agreement, Cramblit may refer to herself as a consultant of NorthWestern, as appropriate.  Cramblit shall report to NorthWestern all violations of NorthWestern’s intellectual property and other proprietary rights and other works immediately upon discovery of such violations by Cramblit.

5. Covenants of Cramblit. Cramblit covenants as follows:

a.
Cramblit shall exercise reasonable efforts to not at any time, during or after the term of this Agreement, directly or indirectly, divulge or otherwise disclose to anyone other than an employee of NorthWestern the procedures and policies of NorthWestern, or other information which is confidential or proprietary to NorthWestern, unless NorthWestern gives its prior written consent to such disclosure.  NorthWestern will not unreasonably withhold such consent.  This Agreement does not preclude Cramblit from making statements that are required by legal process, applicable law, or a regulatory agency with jurisdiction over her.

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b.
All books, records, notes, reports, copies, advertising, contracts, documents, and other information or writings relating to NorthWestern’s business or its customers, employees, contractors, or agents, whether prepared by Cramblit or otherwise coming into the possession of Cramblit, are and shall remain the exclusive property of NorthWestern and shall be returned to NorthWestern upon termination of this Agreement or upon demand. No copies shall be retained by Cramblit. Cramblit further agrees that upon the completion of this Agreement, she shall return to NorthWestern, within 7 (seven) days, any and all property of NorthWestern, including, but not limited to, any and all computers, computer equipment, BlackBerry or other PDA, or mobile phone, and security-related equipment such as keys or key cards.

c.
Cramblit agrees that she will not make any disparaging remarks to any third parties concerning the Company or its board members, officers, and employees. Cramblit further agrees that she will not disparage NorthWestern’s business capabilities, products, or plans to any customer, potential customer, vendor, suppler, contractor, or subcontractor of NorthWestern so as to affect adversely the goodwill or business of NorthWestern.

d.
Cramblit acknowledges that each of the foregoing matters is important and material to the business and success of NorthWestern and agrees that any breach of this Paragraph 5 is a material breach of this Agreement, from which Cramblit may be enjoined and for which Cramblit shall be liable to NorthWestern for appropriate compensatory damages which arise from the breach, together with interest and costs. In no event shall Cramblit be liable for any amounts, the sum of which exceed the sum of payments made to Cramblit under this Agreement.

6. Non-Exclusive Agreement. The work performed for NorthWestern under this Agreement is not intended to be exclusive. Cramblit shall be free to undertake additional consulting activities for another party provided that such activities do not interfere with the timely execution of the work set forth in this Agreement. Cramblit agrees to request the consent of NorthWestern for any consulting activities with any entity in order to ensure that a material conflict does not exist. To the extent such conflict involves the provision of non-legal services, NorthWestern shall not unreasonably withhold such consent.

7. Indemnification. To the maximum extent permitted by law, Cramblit shall defend, indemnify, and hold harmless NorthWestern and its related and affiliated companies and all divestitures, directors, officers, and employees, and hold them from all obligations, costs, fees, losses, liabilities, claims, judgments, actions, damages, and expenses suffered, incurred, or sustained by NorthWestern, its related and affiliated companies, and all their respective directors, officers, and employees which, in connection with this Agreement, arise out of or are related to (a) Cramblit’s intentional wrongdoing, intentional breach of duty, fraud, and/or intentional violation of any applicable laws, rules, and regulations of federal or state governmental and regulatory agencies; (b) any activity by Cramblit outside the scope of this Agreement; or (c) claims for benefits, compensation, damages, or other amounts by any individual employed or retained by Cramblit. Nothing about this provision shall in any way diminish or restrict any rights or claims Cramblit may have for indemnification, including any under the Indemnification Agreement dated November 16, 2009, between the Parties, the Waiver and Release, or under any other agreement, statute, or common law theory.

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8. Expenses. Cramblit shall be reimbursed by NorthWestern for reasonable and verifiable expenses within 30 (thirty) days of presentation.

9. Term and Termination. This Agreement is effective as of January 6, 2010, and shall continue in effect through April 6, 2010. NorthWestern may terminate this Agreement for cause upon written notice to Cramblit or for its convenience. Cause shall be defined as the failure of Cramblit to cure after being provided written notification of a breach of the terms of this Agreement, failure to fulfill the duties and conditions of this Agreement, violation of the Company’s Code of Business Conduct and Ethics, or a violation of any of the laws and regulations applicable to the work within this Agreement. If NorthWestern terminates for cause, no payments will be due Cramblit under this Agreement. In the event NorthWestern elects to terminate this Agreement for convenience, NorthWestern shall pay Cramblit a termination fee equal to $ 71,250.00 (Seventy One Thousand Two Hundred Fifty Dollars), less the cumulative amount of consulting fees paid to Cramblit prior to the termination date. In the event that Cramblit secures other employment, Cramblit agrees to use her best efforts to negotiate terms that would allow her to fulfill the terms of this Agreement. All such notices shall be delivered via email, facsimile, or US mail to NorthWestern’s Chief Executive Officer or to one of NorthWestern’s internal legal counsel at the address indicated herein or to such other place as designated in writing by the Parties.  All such notices to Cramblit shall be delivered via email, facsimile, or US mail to Cramblit at the address indicated herein.

10. Assignment. Cramblit may not assign her rights or delegate her duties under this Agreement without the prior written consent of NorthWestern. NorthWestern’s rights and obligations under this Agreement may not be assigned or delegated without the prior written consent of Cramblit.

11. Waiver. Waiver by NorthWestern of any breach by Cramblit shall not operate or be construed as a waiver of any subsequent breach by Cramblit.

12. Law, Jurisdiction, and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota, without reference to conflict of laws principles thereof. The Parties hereby irrevocably and unconditionally submit to the jurisdiction of any South Dakota state court or any federal court sitting in South Dakota and any appellate court from any such court, in any suit, action, or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment resulting from any such suit, action, or proceeding. Each party irrevocably and unconditionally agrees that all claims in respect of any such suit, action, or proceeding may be heard and determined in such South Dakota state court or, to the extent permitted by law, by removal or otherwise, in such federal court.

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13. Arbitration of Disputes. Notwithstanding the parties’ consent to the jurisdiction of the courts of South Dakota, NorthWestern and Cramblit agree to resolve any claims they may have with each other through final and binding arbitration in accordance with the then current arbitration rules and procedures for disputes governing arbitrations administered by the Judicial Arbitration and Mediation Service (JAMS); however, it need not be administered by JAMS.  Either party may commence arbitration by providing to the other party a written request for arbitration, setting forth the subject of the dispute and the relief requested. The parties will cooperate with one another in selecting an arbitrator to preside over the arbitration and in scheduling the arbitration.  The Parties agree that any such arbitration shall take place within the state of South Dakota.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the consulting arrangement between the Parties hereof and supersedes any other agreement relating to any consulting arrangement. It specifically does not supersede and has no effect on the Waiver and Release between the Parties, any of Cramblit’s rights to severance benefits under that agreement, or the Indemnification Agreement between the Parties dated November 16, 2009. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereof.

15. Captions. The captions stated herein are for convenience only and are not intended to alter any of the provisions of this Agreement.

16. Severability Provisions. In the event any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable in any respect under the law of any state or of the United States, such nonenforceability shall not affect any other provision of this Agreement, and this Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein.

17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same agreement.

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Miggie E. Cramblit /s/ Miggie E. Cramblit Miggie E. Cramblit 901 West Golden Eagle Sioux Falls, SD 57108 Date: January 5, 2010
 NorthWestern Corporation d/b/a  NorthWestern Energy

/s/Bobbi L. Schroeppel
By:  Bobbi L. Schroeppel
Its:  VP – Customer Care, Comm., HR
3010 West 69th Street
Sioux Falls, SD 57108
Facsimile: (605) 978-2910

Date:  January 8, 2010

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Exhibit A

All requests for service by Cramblit from NorthWestern will be communicated from NorthWestern’s Chief Executive Officer. Services will be limited to the following:

♦	Operational processes related to incidents;

♦	Participation in preparation of 2009 10K;

♦	Participation in preparation of 2009 proxy;

♦	Transitional matters.

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